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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated June 24, 1999, except for the seventh and eighth paragraphs of Note 15, as to which the date is July 15, 1999 and July 19, 1999, respectively, relating to the consolidated financial statements and financial statement schedule at September 30, 1998 and 1997 and for each of the two years in the period ended September 30, 1998 and for the nine-month period ended September 30, 1996, which appears in Exhibit 99.1 to Lucent Technologies Inc. Current Report on Form 8-K dated August 2, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
October 19, 1999